PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated April 30, 2015)	Registration No. 333-203744-01

$300,000,000

3.375% Senior Notes Due 2027

The notes will bear interest at the rate of 3.375% per year and will mature on December 15, 2027. Interest on the notes will be payable on June 15 and December 15 of each year, beginning June 15, 2018. We may redeem the notes at any time at our option, in whole or in part, at the applicable redemption price described in this prospectus supplement. If the notes are redeemed on or after September 15, 2027, the redemption price will not include the Make-Whole Amount (defined herein).

The notes will be unsecured and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 thereafter.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Initial Offering Price(1)	Underwriting Discounts	Proceeds from Offering(1)
Per Note	99.848%	0.650%	99.198%
Total	$299,544,000	$1,950,000	$297,594,000

(1)	Plus accrued interest from December 12, 2017, if settlement occurs after that date.

The notes are expected to be delivered in book-entry form through The Depository Trust Company for the benefit of its participants, including Clearstream Banking and the Euroclear System, on or about December 12, 2017.

Joint Book-Running Managers

Barclays	Citigroup	RBC Capital Markets	US Bancorp

Jefferies		SunTrust Robinson Humphrey

Co-Managers

BB&T Capital Markets	J.P. Morgan	Morgan Stanley	Regions Securities LLC

Ramirez & Co. Inc.	Scotiabank	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is December 5, 2017.

We include cross references in this prospectus supplement to captions elsewhere in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using an “automatic shelf” registration statement. Our shelf registration statement allows us to offer from time to time a wide array of securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement and other general information that may apply to this offering. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, the notes offered hereby and other information that you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in both this prospectus supplement and the accompanying prospectus before investing in our notes.

Generally, when we refer to this “prospectus supplement,” we are referring to this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not rely on any other information that you may otherwise receive. We are not, and the underwriters are not, making an offer to sell or selling these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of those documents, except where the information is as of a specific date. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

Duke Realty Limited Partnership is an Indiana limited partnership. Our principal offices are located at 600 East 96th Street, Suite 100, Indianapolis, IN 46240, and our telephone number at that address is (317) 808-6000. Our website is located at http://www.dukerealty.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

All references to “we,” “us” or “our” in this prospectus supplement mean Duke Realty Limited Partnership and all entities owned or controlled by Duke Realty Limited Partnership, except where it is made clear that the term means only Duke Realty Limited Partnership. All references to “Duke Realty” in this prospectus supplement mean Duke Realty Corporation, our sole general partner.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus supplement, including, without limitation, those related to our future operations, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “strategy,” “continue,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements, although not all forward-looking statements may contain such words.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus supplement or in the information contained in or incorporated by reference into this prospectus supplement. Some of the risks, uncertainties and other important factors that may affect future results include, among others:

•	Changes in general economic and business conditions, including the financial condition of our tenants and the value of our real estate assets;

•	The continued qualification of Duke Realty as a real estate investment trust, or REIT, for U.S. federal income tax purposes;

•	Heightened competition for tenants and potential decreases in property occupancy;

•	Potential changes in the financial markets and interest rates;

•	Volatility in Duke Realty’s stock price and trading volume;

•	Our continuing ability to raise funds on favorable terms, or at all;

•	Our ability to successfully identify, acquire, develop and/or manage properties on terms that are favorable to us;

•	Potential increases in real estate construction costs;

•	Our ability to successfully dispose of properties on terms that are favorable to us, including, without limitation, through one or more transactions that are consistent with our previously disclosed strategic plans;

•	Our ability to retain our current credit ratings;

•	Inherent risks in the real estate business, including, but not limited to, tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments; and

•	Other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC.

Although we presently believe that the plans, expectations and anticipated results expressed in or suggested by the forward-looking statements contained in or incorporated by reference into this prospectus supplement are reasonable, all forward-looking statements are inherently subjective, uncertain and subject to change as they involve substantial risks and uncertainties, including those beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included in our 2016 Annual Report. The risk factors contained in our Annual Report are updated by us from time to time in Quarterly Reports on Form 10-Q and other public filings.

USE OF PROCEEDS

We expect the net proceeds of this offering to be approximately $297.0 million, after deducting the underwriting discount and estimated expenses of this offering payable by us.

We intend to use the net proceeds to fund development and for general corporate purposes, and we may use a portion of the proceeds to repay borrowings under our revolving credit facility.

Certain affiliates of the underwriters act as lenders under the revolving credit facility. As a result, such affiliate may receive more than five percent of the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows ratios of earnings to fixed charges for Duke Realty and Duke Realty Limited Partnership for the periods shown:

	Duke Realty	Duke Realty Limited Partnership
Nine Months Ended September 30, 2017	3.67	3.67
Year Ended December 31, 2016	3.21	3.21
Year Ended December 31, 2015	2.12	2.12
Year Ended December 31, 2014	2.15	2.15
Year Ended December 31, 2013	1.34	1.34
Year Ended December 31, 2012	(1)	(1)

(1)	The ratio is less than 1.0; earnings for the year ended December 31, 2012 were insufficient to cover fixed charges by $72.3 million. The calculation of earnings includes $278.8 million of non-cash depreciation and amortization expense.

For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations before (if applicable) non-controlling interest in Duke Realty Limited Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, and amortization of debt issuance costs.

DESCRIPTION OF THE NOTES

We have summarized below some of the most material terms of the notes and the indenture and the supplemental indenture governing the notes. This summary is not complete. The following description of the particular terms of the notes supplements the description in the accompanying prospectus of the general terms and provisions of the debt securities. To the extent that the following description of the notes is inconsistent with the general description in the accompanying prospectus, the following description replaces and supersedes the description in the accompanying prospectus. We urge you to read the indenture and the supplemental indenture because they, and not this description, define your rights as holders of these notes.

General

The notes constitute a separate series of securities to be issued pursuant to an indenture, dated as of July 28, 2006, by and between Duke Realty Limited Partnership and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as trustee, and the supplemental indenture to be dated December 12, 2017. The indenture is, and the supplemental indenture will be, governed by the laws of the State of New York. The notes will initially be limited in aggregate principal amount to $300 million.

The notes will be unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property of ours which secures such lender’s mortgage. The notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 thereafter.

The notes will bear interest at the rate of 3.375% per year and will mature on December 15, 2027. We will pay interest on the notes in U.S. dollars semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2018. We will pay interest on each interest payment date and on the maturity date to the persons in whose names the notes are registered in the security register at the close of business 15 calendar days prior to such payment date regardless of whether such day is a business day. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will pay the principal of each note payable upon maturity in U.S. dollars against presentation and surrender of such note at the corporate trust office of the trustee, located initially at Global Corporate Trust, 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602. At our option, we may pay interest by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States.

If any interest payment date or the maturity date falls on a day that is not a business day, then the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a “business day” is any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

The notes are not subject to any sinking fund provisions and are not redeemable at the option of any holder prior to maturity.

The sections entitled “Description of Debt Securities—Financial Covenants” and “—Operating Covenants” in the accompanying prospectus describe covenants applicable to the notes. A default under these covenants with respect to the notes generally may not be waived by the Board of Directors of Duke Realty, as the sole general partner of Duke Realty Limited Partnership, or by the trustee unless the holders of at least a majority in principal amount of outstanding notes consent to such waiver. Furthermore, a supplemental indenture that amends a covenant requires the consent of a majority of the holders of all securities (of any series) outstanding under the indenture that are affected by such supplemental indenture. However, the defeasance and covenant defeasance provisions of the indenture described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes.

Issuance of Additional Notes

We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same Committee on Uniform Securities Identification Procedures, or CUSIP, number as the notes offered hereby. Any additional notes would rank equally and ratably with the notes offered by this prospectus supplement and would be treated as a single class for all purposes under the indenture.

Optional Redemption

The notes may be redeemed at any time at our option, in whole or in part, at a “Redemption Price” equal to the sum of:

•	the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date; and

•	the Make-Whole Amount (as defined below), if any, with respect to the notes.

However, if the notes are redeemed any time on or after September 15, 2027 (three months prior to their maturity date), the “Redemption Price” shall equal the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date without any payment of a Make-Whole Amount.

If notice of redemption has been given as provided in the supplemental indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date specified in the notice, the notes will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of the notes in accordance with the notice.

Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by the holders to be redeemed. Any such redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent, as specified in such redemption notice.

If less than all the notes are to be redeemed at our option, we will notify the trustee under the indenture at least 45 days prior to the giving of notice of redemption, or such shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and their redemption date. The trustee under the indenture will select, in such manner as it deems fair and appropriate, no less than 60 days prior to the date of redemption, the notes to be redeemed in part.

As used in this prospectus supplement, “Make-Whole Amount” means, in connection with any optional redemption of any notes, the excess, if any, of:

•	the aggregate present value as of the date of redemption of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each dollar through September 15, 2027 (three months prior to their maturity date) if the redemption had not been made, determined by discounting, on a semi-annual basis (on the basis of a 360-day year consisting of twelve 30-day months), the principal and interest at the Reinvestment Rate (as defined below), determined on the third business day preceding the date notice of the redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption had been made on September 15, 2027 (three months prior to their maturity date); over

•	the aggregate principal amount of the notes being redeemed or paid.

“Reinvestment Rate” means 0.20% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes (which maturity shall be deemed to be September 15, 2027 (three months prior to their maturity date)), as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to that maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding each of the relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if the statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by us.

Book-Entry System

The notes will be issued as global securities. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC’s partnership nominee, and will be deposited with DTC. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant would then keep a record of its clients who purchased the notes. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Investors may elect to hold interests in the global securities through the depositary, Clearstream Banking Luxembourg S.A. (“Clearstream”) or Euroclear Bank S.A., as operator of the Euroclear System (“Euroclear”) if they are participants in such systems, or indirectly through organizations which are participants in such systems. See “Description of Debt Securities-Book-Entry Debt Securities” in the accompanying prospectus for additional information about the depositary.

Clearstream. Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the depository for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear operates its system under contract with Euroclear plc, a U.K. corporation. All operations are conducted by Euroclear, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Euroclear is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission.

Links have been established among the depositary, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Although the depositary, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as the depositary, and the depositary will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in the depositary. When notes are to be transferred from the account of a depositary participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, depositary participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the depositary seller on the settlement date. As a result, to the depositary participant, a cross-market transaction will settle no differently than a trade between two depositary participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a depositary participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning the depositary, Clearstream and Euroclear and its book-entry systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy or completeness thereof. None of us, the underwriters or the Trustee will have any responsibility for the performance by the depositary, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

The underwriters will pay for the notes in immediately available funds. We will make all payments due on the notes in immediately available funds so long as such notes are in book-entry form.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations applicable to initial holders of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, income tax regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, broker-dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes through, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes. Except as specifically provided below with respect to Non-U.S. Holders (as defined below), the discussion is limited to holders of notes that are U.S. Holders (as defined below) and that hold their notes as capital assets within the meaning of the Code. Holders are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (A) a court in the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in place to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

U.S. Holders

Interest on the Notes. A U.S. Holder generally will be required to include interest earned on the notes as ordinary income when received or accrued in accordance with the U.S. Holder’s regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments, other than certain fixed periodic interest, that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes.

Disposition of the Notes. Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such U.S. Holder’s tax basis in the note. The U.S. Holder’s tax basis in a note generally will be its purchase price for the note. Such gain or loss shall be treated as long-term capital gain or loss if the note was held for more than one year. Subject to limited exceptions, capital losses cannot be used to offset a U.S. Holder’s ordinary income.

Unearned Income Medicare Tax. In addition to regular income tax, high-income U.S. individuals, estates and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes interest and gains from sales of notes. In the case of an individual, the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of Non-U.S. Holders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Holders are encouraged to consult with their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. tax laws with regard to the notes.

Interest on the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that the Non-U.S. Holder is not (A) a direct or indirect owner of 10% or more of our capital or profits interests, (B) a controlled foreign corporation related to us through stock ownership, or (C) a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business; such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and we or our paying agent receives certain information from the Non-U.S. Holder (or a financial institution that holds the notes on behalf of the Non-U.S. Holder in the ordinary course of its trade or business), including certification that such holder is a Non-U.S. Holder.

A Non-U.S. Holder that is not exempt from tax under these rules generally will be subject to U.S. federal income tax withholding at a rate of 30% unless the income is effectively connected with the conduct of a U.S. trade or business, or an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. To claim the benefit of a tax treaty, the Non-U.S. Holder must timely provide the appropriate, properly executed IRS forms.

Except to the extent provided by an applicable tax treaty, interest on a note that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a 30% branch profits tax (subject to reduction under an applicable tax treaty), which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a U.S. trade or business. If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or the paying agent with an IRS Form W-8ECI.

Disposition of the Notes. Subject to the discussions on FATCA withholding and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain from the sale, exchange, redemption or other taxable disposition of a note unless:

•	such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements.

Except to the extent provided by an applicable tax treaty, gain from the sale or disposition of a note that is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a 30% branch profits tax (subject to reduction under an applicable tax treaty). If such gains are realized by a Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year, then such individual generally will be subject to U.S. federal income tax at a rate of 30% (subject to reduction under an applicable tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources.

FATCA Withholding. Withholding at a rate of 30% is required on U.S.-source interest income, and after December 31, 2018, withholding at a rate of 30% will be required on gross proceeds from the sale of debt instruments, such as the notes, that generate U.S.-source interest income held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which the notes are held may affect the determination of whether such withholding is required. Similarly, withholding at a rate of 30% is required on U.S.-source interest income, and after December 31, 2018, withholding at a rate of 30% will be required on gross proceeds from the sale of debt instruments, such as the notes, that generate U.S.-source interest income held by an investor that is a passive non-financial foreign entity, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of these rules on their investment in the notes.

Information Reporting and Backup Withholding

Payments to certain non-corporate U.S. Holders of the principal of, interest on and any premium with respect to, or the proceeds of a sale or other disposition of, a note may be subject to information reporting requirements and U.S. federal backup withholding at the applicable statutory rate. In general, if a non-corporate U.S. Holder subject to information reporting fails to provide an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements, backup withholding at the applicable rate may apply. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules generally is allowable as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

We must report annually to the IRS and to each Non-U.S. Holder any interest on a note that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payments to a Non-U.S. Holder of the principal of, interest on and any premium with respect to, or the proceeds of a sale or other disposition of, a note generally will not be subject to backup withholding or additional information reporting, provided that (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E that it is not a United States person and certain other conditions are satisfied, or (ii) the Non-U.S. Holder otherwise establishes an exemption; provided that, in either case, neither we nor any withholding agent knows or has reason to know that the holder is a United States person or that the conditions of any other exemptions are in fact not satisfied. Payments of principal and interest on the proceeds of a disposition of a note by or through a foreign office of a U.S. broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding. Any amounts so withheld may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Potential U.S. Tax Reform

On November 16, 2017, the U.S. House of Representatives passed the Tax Cuts and Jobs Act (H.R. 1). On December 2, 2017, the Senate passed a different version of the Tax Cuts and Jobs Act, (together, the “Tax Reform Bills”). The House and Senate will try to reconcile the Tax Reform Bills through a conference committee to produce legislation the House and Senate can both pass and send to the President for his signature. Either of the Tax Reform Bills would make significant changes to the United States income tax rules applicable to both individuals and entities, including corporations. There is still uncertainty as to the likelihood, timing, or details of final legislation being enacted and the impact of any such legislation on us or an investment in the notes. Holders are urged to consult with their tax advisors with respect to the status of the Tax Reform Bills and any other regulatory or administrative developments and proposals and their potential effect on the holders’ investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in the terms agreement (including the terms and conditions of the Underwriting Agreement attached as Annex A thereto) dated as of the date of this prospectus supplement, we have agreed to sell the notes to each of the underwriters named below, severally and not jointly, and each of the underwriters has severally and not jointly agreed to purchase from us, the principal amount of the notes set forth opposite their names below.

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$43,500,000
Citigroup Global Markets Inc.	43,500,000
RBC Capital Markets, LLC	43,500,000
U.S. Bancorp Investments, Inc.	43,500,000
Jefferies LLC	20,600,000
SunTrust Robinson Humphrey, Inc.	20,600,000
BB&T Capital Markets, a division of BB&T Securities, LLC	10,600,000
J.P. Morgan Securities LLC	10,600,000
Morgan Stanley & Co. LLC	10,600,000
Regions Securities LLC	10,600,000
Samuel A. Ramirez & Company, Inc.	10,600,000
Scotia Capital (USA) Inc.	10,600,000
UBS Securities LLC	10,600,000
Wells Fargo Securities, LLC	10,600,000

Total:	$300,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but the underwriters have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters have advised us that they initially propose to offer the notes to the public at the initial offering price described on the cover page and may offer notes to certain dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After commencement of the offering, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discounts to be paid to the underwriters by us in connection with this offering:

Paid by Duke Realty Limited Partnership
Per Note	0.650%
Total	$1,950,000

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or, if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the underwriters repurchase previously distributed notes in underwriter covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be approximately $590,000.

We expect that delivery of the notes will be made to investors on or about December 12, 2017, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform investment banking and/or commercial banking services for, us and our affiliates in the ordinary course of business and have received, and may in the future receive, compensation for their services. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters and their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

As described above under “Use of Proceeds,” we may use a portion of the net proceeds from this offering to repay borrowings under our existing revolving credit facility. Barclays Bank PLC, an affiliate of Barclays Capital Inc., Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., and U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., are documentation agents and lenders under our revolving credit facility. To the extent that net proceeds of this offering are applied to the repayment of borrowings under our revolving credit facility, the underwriters in this offering or their affiliates may receive a portion of such net proceeds and the amount received by them may exceed 5% of the net proceeds of this offering (not including the underwriting discounts). Nonetheless, in accordance with FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because, under FINRA Rule 5121, REITs are excluded from that requirement.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The legality of the securities offered by this prospectus supplement will be passed on for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements and related schedules of Duke Realty and of Duke Realty Limited Partnership as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you regarding us and Duke Realty by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we or Duke Realty, as applicable, file that document. Any reports filed by us or Duke Realty with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	ours and Duke Realty’s combined Annual Report on Form 10-K for the year ended December 31, 2016;

•	the information specifically incorporated by reference into Duke Realty’s Annual Report on Form 10-K for the year ended December 31, 2016 from its Definitive Proxy Statement on Schedule 14A, filed on March 15, 2017;

•	ours and Duke Realty’s combined Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	ours and Duke Realty’s combined Current Reports on Form 8-K (or Form 8-K/A) filed on February 24, 2017, April 27, 2017, May 1, 2017, June 14, 2017, June 28, 2017, July 27, 2017, August 2, 2017, October 12, 2017, October 26, 2017, and November 7, 2017 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act); and

•	all documents filed by us or Duke Realty under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act and except for Annual Reports on Form 11-K).

We will provide without charge to you upon your written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Investor Relations

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

Email: IR@dukerealty.com

Telephone: (317) 808-6005

PROSPECTUS

DUKE REALTY CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Units

Guarantees of Debt Securities

DUKE REALTY LIMITED PARTNERSHIP

Debt Securities

This prospectus describes debt and equity securities that may be issued and sold, from time to time, by Duke Realty Corporation and/or Duke Realty Limited Partnership, or that may be offered and sold, from time to time, by selling securityholders to be identified in the future. Duke Realty Corporation may offer and sell common stock, preferred stock, depositary shares, warrants, stock purchase contracts, units and guarantees of debt securities, and Duke Realty Limited Partnership may offer and sell non-convertible debt securities. The preferred stock, warrants and stock purchase contracts described herein may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of Duke Realty Corporation or Duke Realty Limited Partnership or debt or equity securities of one or more other entities. The common stock of Duke Realty Corporation is listed on the New York Stock Exchange under the ticker symbol “DRE.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Investing in our securities involves various risks. You should carefully read and consider the risk factors referred to on page 3 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2015.

We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

In this prospectus, the words “Duke Realty,” “we,” “us” and “our” refer to Duke Realty Corporation and “Operating Partnership” refers to Duke Realty Limited Partnership.

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” Under this shelf registration statement, Duke Realty and the Operating Partnership from time to time may issue and sell any combination of the securities described in this prospectus in one or more offerings, and selling securityholders may from time to time offer and sell any such security owned by them.

This prospectus provides you with a general description of the securities that Duke Realty, the Operating Partnership or the selling securityholders may offer. No person is authorized to give any information or represent anything not contained in this prospectus or any prospectus supplement. Duke Realty, the Operating Partnership and the selling securityholders are only offering the securities in places where sales of those securities are permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement, or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects and the business may have changed since that date. Each time that Duke Realty, the Operating Partnership or any selling securityholder sells securities, they will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC public reference room mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Duke Realty and the Operating Partnership file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Duke Realty and the Operating Partnership file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s Internet site at www.sec.gov. In addition, since some of our securities are listed on the New York Stock Exchange, you can read our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that Duke Realty and the Operating Partnership can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we and the Operating Partnership file that document. Any reports filed by Duke Realty or the Operating Partnership with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

Duke Realty and the Operating Partnership incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	Duke Realty and the Operating Partnership’s combined Annual Report on Form 10-K for the year ended December 31, 2014;

•	The information specifically incorporated by reference into Duke Realty and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 from Duke Realty’s Definitive Proxy Statement on Schedule 14A filed on March 11, 2015;

•	Duke Realty and the Operating Partnership’s combined Current Reports on Form 8-K filed January 5, 2015, January 29, 2015, February 3, 2015 and April 7, 2015 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act);

•	the description of our common stock included in our Registration Statement on Form 8-A dated January 2, 1986, as amended; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act and except for Annual Reports on Form 11-K).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Investor Relations

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

Telephone: (317) 808-6005

We also maintain an Internet site at www.dukerealty.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

ii

CAUTIONARY NOTICE REGARDING FORWARD – LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, including, without limitation, those related to our future operations, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may” and similar expressions or statements regarding future periods are intended to identify forward-looking statements, although not all forward-looking statements may contain such words.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus or in the information incorporated by reference into this prospectus. Some of the risks, uncertainties and other important factors that may affect future results include, among others:

•	Changes in general economic and business conditions, including the financial condition of our tenants and the value of our real estate assets;

•	Our continued qualification as a real estate investment trust, or “REIT” for U.S. federal income tax purposes;

•	Heightened competition for tenants and potential decreases in property occupancy;

•	Potential changes in the financial markets and interest rates;

•	Volatility in our stock price and trading volume;

•	Our continuing ability to raise funds on favorable terms;

•	Our ability to successfully identify, acquire, develop and/or manage properties on terms that are favorable to us;

•	Potential increases in real estate construction costs;

•	Our ability to successfully dispose of properties on terms that are favorable to us, including, without limitation, through one or more transactions that are consistent with our previously disclosed strategic plan;

•	Our ability to retain our current credit ratings;

•	Inherent risks in the real estate business, including, but not limited to, tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments; and

•	Other risks and uncertainties described or incorporated by reference herein, including, without limitation, those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which we filed with the SEC on February 20, 2015, and is updated by us from time to time in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and in other filings we make with the SEC.

Although we presently believe that the plans, expectations and results expressed in or suggested by the forward-looking statements are reasonable, all forward-looking statements are inherently subjective, uncertain, and subject to change, as they involve substantial risks and uncertainties, some of which are beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

DUKE REALTY AND THE OPERATING PARTNERSHIP

We are a self-administered and self-managed REIT that was formed in 1985. The Operating Partnership began operations on October 4, 1993, when Duke Realty contributed all of its properties and related assets and liabilities, together with the net proceeds from an offering of additional shares of its common stock, to the Operating Partnership. Simultaneously, the Operating Partnership completed the acquisition of Duke Associates, a full-service commercial real estate firm operating in the Midwest whose operations began in 1972. As of December 31, 2014, our diversified portfolio of 729 rental properties (including 85 jointly controlled in-service properties with more than 19.8 million square feet, 20 consolidated properties under development with approximately 5.9 million square feet and three jointly controlled properties under development with more than 1.3 million square feet) encompasses more than 153.2 million rentable square feet and is leased by a diverse base of more than 2,400 tenants whose businesses include government services, manufacturing, retailing, wholesale trade, distribution, healthcare and professional services. We also own, including through ownership interests in unconsolidated joint ventures, approximately 3,600 acres of land and control an additional 1,650 acres through purchase options.

A key component of our overall strategy is to increase our investment in quality industrial properties in both existing and select new markets and to reduce our investment in suburban office properties and other non-strategic assets. On April 1, 2015, we completed the sale of a real estate portfolio, which constituted all of our wholly-owned, in-service suburban office properties located in Nashville, Raleigh, South Florida and St. Louis and consisted of 61 buildings that had an aggregate of 6.9 million square feet and 57 acres of undeveloped land. The purchase price was approximately $1.09 billion, which was paid in a combination of approximately $831 million in cash, after considering the repayment of two mortgage loans that encumbered certain of the properties, closing costs and the settlement of certain working capital items, and approximately $200 million in seller financing. As previously disclosed, the closing for one property that is still under construction is expected to occur later in 2015.

Our headquarters and executive offices are located in Indianapolis, Indiana. In addition, we have regional offices or significant operations in 21 other geographic or metropolitan areas, including Atlanta, Georgia; Baltimore, Maryland; Central Florida; Chicago, Illinois; Cincinnati, Ohio; Columbus, Ohio; Dallas, Texas; Houston, Texas; Minneapolis, Minnesota; Nashville, Tennessee; New Jersey; Northern and Southern California; Pennsylvania; Phoenix, Arizona; Raleigh, North Carolina; St. Louis, Missouri; Savannah, Georgia; Seattle, Washington; Southern Florida; and Washington D.C.

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES AND THE RISK FACTORS SET FORTH IN THE DOCUMENTS AND REPORTS FILED WITH THE SEC THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AS WELL AS ANY RISKS DESCRIBED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, BEFORE YOU MAKE AN INVESTMENT DECISION REGARDING THE SECURITIES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO AFFECT OUR BUSINESS OPERATIONS AND FINANCIAL CONDITION.

USE OF PROCEEDS

As required by the terms of the partnership agreement of the Operating Partnership, we must contribute to the Operating Partnership, in exchange for additional common or preferred units of the Operating Partnership, the net proceeds from any sale of shares of our capital stock (including any shares of our common stock or preferred stock or any depositary shares) and from the exercise of rights contained in any options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such shares of capital stock. Unless otherwise specified in the prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to, the development and acquisition of additional rental properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows ratios of earnings to fixed charges for Duke Realty and the Operating Partnership for the periods shown:

	Duke Realty	Operating Partnership
Year Ended December 31, 2014	1.88	1.88
Year Ended December 31, 2013	1.18	1.18
Year Ended December 31, 2012	(1)	(1)
Year Ended December 31, 2011	(2)	(2)
Year Ended December 31, 2010	1.18	1.18

(1)	The ratio is less than 1.0; a deficit of $95.0 million exists for the year ended December 31, 2012.
(2)	The ratio is less than 1.0; a deficit of $7.6 million exists for the year ended December 31, 2011.

The following table shows ratios of earnings to combined fixed charges and preferred stock dividends for Duke Realty and the Operating Partnership for the periods shown:

	Duke Realty	Operating Partnership
Year Ended December 31, 2014	1.70	1.70
Year Ended December 31, 2013	1.05	1.05
Year Ended December 31, 2012	(3)	(3)
Year Ended December 31, 2011	(4)	(4)
Year Ended December 31, 2010	(5)	(5)

(3)	The ratio is less than 1.0; a deficit of $141.4 million exists for the year ended December 31, 2012.
(4)	The ratio is less than 1.0; a deficit of $67.9 million exists for the year ended December 31, 2011.
(5)	The ratio is less than 1.0; a deficit of $36.7 million exists for the year ended December 31, 2010.

For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations before gains or losses on land and depreciated property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

DESCRIPTION OF DEBT SECURITIES

The following summary outlines some of the material terms of the Operating Partnership’s non-convertible debt securities which could be senior debt securities or subordinated debt securities. The debt securities may consist of debentures, notes or other evidences of indebtedness, which may be guaranteed on a senior or subordinated basis by Duke Realty. The specific terms of any debt securities and the extent, if any, to which these general terms and provisions may or may not apply to the debt securities will be described in the prospectus supplement relating to the particular series of debt securities.

The Operating Partnership’s debt securities will be issued under an indenture, dated as of July 28, 2006, by and between the Operating Partnership and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as trustee. The trustee’s office is currently located at Global Corporation Trust, 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602. We have filed the indenture with the SEC, and the Trust Indenture Act of 1939 governs the indenture. The following description summarizes only the material provisions of the indenture. Accordingly, you should read the indenture, together with any applicable supplemental indenture(s), because it, and not this description, defines your rights as a holder of debt securities issued by the Operating Partnership.

General

The debt securities will be direct, unsecured obligations of the Operating Partnership. The senior debt securities will rank equally with all other senior debt of the Operating Partnership and the subordinated debt securities will rank equally with all other subordinated debt of the Operating Partnership, and will be subordinated to all of our existing and future senior debt. The debt securities will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property that secures such lender’s mortgage.

The Operating Partnership may issue debt securities in one or more series without limit as to aggregate principal amount. We can establish an issue of debt securities as sole general partner of the Operating Partnership by a resolution of our board of directors or by a supplemental indenture. All debt securities of one series need not be issued at the same time, and a series may generally be reopened for additional issuances without the consent of the holders of the debt securities of the series.

The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be replaced with a successor trustee. Upon written notice, a trustee may be removed by act of the holders of a majority in principle amount of the outstanding debt securities of the series with respect to which the trustee acts as trustee. Except as otherwise described in this prospectus, any action by a trustee may be taken only with respect to the debt securities for which it is trustee under the indenture.

A prospectus supplement will describe the specific terms of any series of debt securities the Operating Partnership offers, including:

•	the title and type of the debt securities;

•	whether that series of debt securities constitutes senior or subordinated debt securities;

•	the aggregate principal amount of the series of debt securities and any limit on the total principal amount of that series;

•	the price at which the Operating Partnership will issue the debt securities;

•	the dates on which the Operating Partnership will pay the principal of the debt securities;

•	the fixed or variable rate at which the debt securities will bear interest, or the method to determine the interest rate;

•	the basis upon which the Operating Partnership will calculate interest on the debt securities if other than a 360-day year of twelve 30-day months;

•	the timing and manner of making principal, interest and any premium payments on the debt securities;

•	the circumstances under which the Operating Partnership may defer interest payments;

•	if other than the trustee, the identity of each registrar and/or paying agent for the debt securities of the series;

•	the place where:

•	the Operating Partnership can make payments of the debt securities;

•	the debt securities can be surrendered; and

•	the holder may serve notices about the debt securities and the indenture, if other than as described in this prospectus;

•	the portion of the principal amount of the debt securities payable upon acceleration, if it is other than the full principal amount;

•	whether and under what conditions the Operating Partnership or the holders may redeem the debt securities;

•	any sinking fund or similar provisions;

•	the currency in which the Operating Partnership will pay principal, interest and any premium payments on the debt securities, if other than U.S. dollars;

•	the events of default or covenants of the debt securities, if they are different from or in addition to those described in this prospectus;

•	whether the Operating Partnership will issue the debt securities in certificated or book-entry form;

•	whether the Operating Partnership will issue the debt securities in registered or bearer form and their denominations, if other than $1,000 for registered form or $5,000 for bearer form;

•	whether the defeasance and covenant defeasance provisions described in this prospectus apply to the debt securities or are different in any manner;

•	the time, manner and place for the debt securities to be authenticated and delivered, if the debt securities are to be issued upon the exercise of debt warrants;

•	whether and under what circumstances the Operating Partnership will pay additional amounts on the debt securities for any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem the debt securities instead of paying these amounts; and

•	any other terms of the debt securities.

Some debt securities may provide for less than the entire principal amount to be payable upon acceleration of their maturity, which we refer to as “original issue discount securities.” The prospectus supplement will describe any material federal income tax, accounting and other considerations applicable to any such original issue discount securities.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the prospectus supplement, the Operating Partnership will issue debt securities in denominations of:

•	$1,000 if they are in registered form;

•	$5,000 if they are in bearer form; or

•	any denomination if they are in global form.

Unless otherwise specified in the prospectus supplement, the principal, interest and any premium on debt securities will be payable at the corporate trust office of the trustee. The Operating Partnership may change the paying agent or registrar for a series of debt securities without prior notice to the holders of the debt securities, and the Operating Partnership or any of its subsidiaries may act as paying agent or registrar.

If any interest date or a maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a “business day” is any day, other than a Saturday or Sunday, on which banking institutions in New York City are open for business.

Subject to limitations imposed upon debt securities issued in book-entry form, you may exchange debt securities for different denominations of the same series or surrender debt securities for transfer at the corporate trust office of the trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. The Operating Partnership will not require the holder to pay any service charge for any transfer or exchange, but the trustee or the Operating Partnership may require the holder to pay any applicable tax or other governmental charge.

Neither the Operating Partnership nor the trustee is required to:

•	issue, transfer or exchange any debt security if the debt security may be among those selected for redemption during a 15-day period prior to the date of selection; transfer or exchange any registered security selected for redemption in whole or in part, except, in the case of a registered security to be redeemed in part, the portion not to be redeemed;

•	exchange any bearer security selected for redemption, except that the holder may exchange the bearer security for a registered security of that series if the holder simultaneously surrenders the registered security for redemption; or

•	issue, transfer or exchange any debt security that the holder surrenders for repayment.

Guarantees

The debt securities issued by the Operating Partnership may be guaranteed on a senior or subordinated basis by Duke Realty, which guarantees would guarantee the due and punctual payments of principal, premium, if any, and interest on such debt securities, and the due and punctual payment of any sinking fund payments, if any, thereon, when and as the same shall become due and payable, including without limitation, at maturity, whether scheduled or as the result of acceleration, call for redemption or otherwise. The applicability and terms of any such guarantees relating to a series of debt securities of the Operating Partnership will be set forth in the prospectus supplement relating to such debt securities.

Merger, Consolidation or Sale

The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into, any other entity, provided that:

•	the Operating Partnership is the continuing entity, or the successor entity formed by the transaction or which received the transfer of assets is organized and existing under the laws of the United States or a state thereof and expressly assumes payment of the principal, interest and any premium on all the debt securities and the performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to the transaction and treating any debt that becomes an obligation of the Operating Partnership or any subsidiary as a result of the transaction as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, would become an event of default, has occurred and is continuing; and

•	the Operating Partnership delivers to the trustee an officers’ certificate and legal opinion covering these conditions.

Except for the above restrictions, the indenture does not limit the ability of the Operating Partnership to enter into any of the following types of transactions:

•	a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Duke Realty, or any affiliate of any such party;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the debt securities.

In addition, subject to the limitations on merger, consolidation or sale described above, the Operating Partnership may enter into transactions in the future, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership’s debt or substantially reduce or eliminate its assets, which may have an adverse effect on the Operating Partnership’s ability to service its debt, including the debt securities.

Financial Covenants

Limitations on Incurrence of Debt. The Operating Partnership will not directly or indirectly incur any debt, other than subordinate intercompany debt, if, after giving effect to the incurrence of the additional debt, the aggregate principal amount of all outstanding debt of the Operating Partnership on a consolidated basis determined in accordance with generally accepted accounting principles, or “GAAP,” is greater than 60% of its then-current total assets.

The Operating Partnership also will not directly or indirectly incur any debt if the ratio of consolidated income available for debt service to the amount that is expensed for interest on debt for the four most recent fiscal quarters would have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of the debt and to the application of the proceeds from the debt. In making this calculation, we assume that:

•	the new debt and any other debt incurred by the Operating Partnership since the first day of the four-quarter period and the application of the proceeds from the new debt, including to refinance other debt, had occurred at the beginning of the period;

•	the repayment or retirement of any other debt by the Operating Partnership since the first day of the four-quarter period had been repaid or retired at the beginning of the period (except that the amount of debt under any revolving credit facility is computed based upon the average daily balance of that debt during the period);

•	the income earned on any increase in total assets since the end of the four-quarter period had been earned, on an annualized basis, during the period; and

•	in the case of any acquisition or disposition by the Operating Partnership of any assets since the first day of the four-quarter period, the acquisition or disposition or any related repayment of debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

In addition, the Operating Partnership will not directly or indirectly incur any secured debt if, after giving effect to the incurrence of the additional secured debt, the aggregate principal amount of all outstanding secured debt of the Operating Partnership on a consolidated basis determined in accordance with GAAP is greater than 40% of its then-current total assets.

Maintenance of Total Unencumbered Assets. The Operating Partnership must maintain total unencumbered assets of at least 150% of the aggregate outstanding principal amount of all outstanding unsecured debt; provided, however, that all investments by Duke Realty Limited Partnership and its subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from the calculation of Total Unencumbered Assets (as such term is defined in the indenture) to the extent that such investments would have otherwise been included in such calculation.

Operating Covenants

Existence. Except as described above under “—Merger, Consolidation or Sale,” the Operating Partnership must preserve and keep in full force and effect its existence, rights and franchises. However, the Operating Partnership need not preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that its loss is not materially disadvantageous to the holders of the debt securities.

Maintenance of Properties. The Operating Partnership must maintain all of its material properties in good condition, repair and working order, supply all properties with all necessary equipment and make all necessary repairs, renewals, replacements and improvements so that we may properly and advantageously conduct our business at all times. However, the Operating Partnership may sell its properties for value in the ordinary course of business.

Insurance. The Operating Partnership must keep all of its insurable properties insured against loss or damage with financially sound and reputable insurance companies. There are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods or acts of war or terrorism that may be uninsurable or not economically insurable.

Payment of Taxes and Other Claims. The Operating Partnership must pay, before they become delinquent:

•	all taxes, assessments and governmental charges; and

•	all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon any property.

However, the Operating Partnership is not required to pay any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information. The Operating Partnership will provide the trustee and the holders of debt securities with copies of its annual reports and quarterly reports. The Operating Partnership will continue to file timely all annual, quarterly and other periodic reports with the SEC regardless of whether or not the securities laws require the Operating Partnership to do so.

Events of Default, Notice and Waiver

The following are events of default with respect to any series of debt securities issued under the indenture:

•	default for 30 days in the payment of any installment of interest on any debt security of the series;

•	default in the payment of the principal or any premium on any debt security of the series at its maturity;

•	default in making any sinking fund payment as required for any debt security of the series;

•	default in the payment of an aggregate principal amount exceeding $5,000,000 of any recourse debt of the Operating Partnership (or of any subsidiary which the Operating Partnership has guaranteed or for which it is liable), if the default continued beyond the expiration of any applicable grace period and resulted in the acceleration of the maturity of such debt in an aggregate principal amount exceeding $5,000,000, but only if such debt is not discharged or such acceleration is not rescinded or annulled within 10 days after notice; provided, however, that notes issued from and after September 2012 were issued pursuant to supplemental indentures providing that (a) the references to $5,000,000 above were increased to $50,000,000 but (b) for so long as any of the securities issued pursuant to any earlier supplemental indenture are outstanding and provide for this same event of default but for a lower amount of such recourse debt, the references to $50,000,000 in such supplemental indentures are replaced by such lower amount;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any significant subsidiary or any of their respective property;

•	default in the performance of any other covenant contained in the indenture, other than covenants that do not apply to the series, and the default continues for 60 days after notice; and

•	any other event of default provided with respect to that particular series of debt securities.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, the prospectus supplement will describe the portion of the principal amount required to make the declaration. If this happens and the Operating Partnership thereafter cures the default, the holders of at least a majority in principal amount of outstanding debt securities of that series can void the acceleration.

The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to that series, except a default in payment or a default of a covenant or other indenture provision that can only be modified with the consent of the holder of each outstanding debt security affected.

The indenture provides that no holders of any series may institute any judicial or other proceedings with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee to act for 60 days after it has received a written request to institute proceedings for an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of that series and an offer of indemnity reasonably satisfactory to it. However, this provision will not prevent any holder from instituting suit for the enforcement of any payment due on the debt securities.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders, unless the holders offer to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of a series (or of all debt securities then outstanding under the indenture, if applicable) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. However, the trustee may refuse to follow any direction that:

•	is in conflict with any law or the indenture;

•	may subject the trustee to personal liability; or

•	may be unduly prejudicial to the holders not joining in the direction.

The Operating Partnership must file annually with the trustee an officers’ certificate regarding the Operating Partnership’s compliance with the indenture, and in the event of noncompliance, specifying such noncompliance and the nature and status thereof. The trustee must give notice to the holders of debt securities within 90 days of a default unless the default has been cured or waived. However, if the trustee considers it to be in the interest of the holders, the trustee may withhold notice of any default except a payment default.

Modification of the Indenture

The consent of the holders of at least a majority in principal amount of all outstanding debt securities affected by a modification or amendment of the indenture is required to modify or amend the indenture. However, holders of each of the debt securities affected by the modification must consent to modifications that have the following effects:

•	change the stated maturity of the principal, interest or premium on any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or adversely affect any right of repayment of the holder of any debt security;

•	change the place or currency for payment of principal, interest or premium on any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•	reduce the percentage of outstanding debt securities of a series necessary to modify or amend the indenture, waive compliance with provisions of the indenture or defaults and consequences under the indenture or reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the provisions discussed above or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to take the action or to provide that other provisions may not be modified or waived without the consent of the holder.

The indenture provides that the holders of at least a majority in principal amount of a series of outstanding debt securities is required to waive compliance by the Operating Partnership with covenants relating to that series.

The Operating Partnership and the trustee can modify the indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to the Operating Partnership as obligor;

•	to add to the covenants of the Operating Partnership for the benefit of the holders or to surrender any right or power conferred upon the Operating Partnership;

•	to add events of default for the benefit of the holders;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, so long as it does not materially adversely affect the interests of any of the holders;

•	to change or eliminate any provision of the indenture, so long as any such change or elimination becomes effective only when there are no debt securities outstanding of any series previously created which are entitled to the benefit of those provisions;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee to facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, so long as the action does not materially adversely affect the interests of any of the holders;

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series, so long as the action does not materially adversely affect the interests of any of the holders.

The indenture provides that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver, or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that is deemed to be outstanding is the amount of its principal that would be due and payable as of the date of determination upon declaration of acceleration of maturity;

•	the principal amount of a debt security denominated in a foreign currency that is deemed outstanding is the U.S. dollar equivalent of the principal amount, determined on the issue date for the debt security;

•	the principal amount of an indexed security that is deemed outstanding is the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security; and

•	debt securities that are directly or indirectly owned by the Operating Partnership are disregarded.

The indenture contains provisions for convening meetings of the holders of debt securities of a series. The trustee, the Operating Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting. Except for any consent that the holder of each debt security affected by modifications and amendments of the indenture must give, the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series will be sufficient to adopt any resolution presented at a meeting at which a quorum is present. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present only by the affirmative vote of the holders of the specified percentage. Any resolution passed or decision taken at any meeting of holders duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage will constitute a quorum.

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities of the series affected thereby, or of the holders of such series and one or more additional series of debt securities:

•	there will be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

Some debt securities may provide that the Operating Partnership may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year or scheduled for redemption within one year by irrevocably depositing with the trustee, in trust, funds sufficient to pay the principal, interest and any premium on the series to the stated maturity or redemption date.

As long as the holders of the debt securities will not recognize any resulting income, gain or loss for federal income tax purposes, the Operating Partnership may elect either:

•	to defease and discharge itself from all of its obligations with respect to the debt securities, which we refer to as “defeasance;” or

•	to release itself from its obligations under particular sections of the indenture, which we refer to as “covenant defeasance.”

In order to make a defeasance election, the Operating Partnership must irrevocably deposit with the trustee a sufficient amount to pay the principal, interest and any premium on the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the scheduled due dates. The deposit may be either an amount in the currency in which the debt securities are payable at stated maturity, or government obligations, or a combination of both.

If the Operating Partnership elects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default still applicable to the debt securities, the amounts deposited with the trustee may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. If this occurs, the Operating Partnership will remain liable to make payment of these amounts due at the time of acceleration.

The prospectus supplement may exclude or may further describe any provisions permitting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Book-Entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Payments of principal, interest and any premium on a series of debt securities represented by a global security will be made to the depositary.

We anticipate that any global securities will be deposited with The Depository Trust Company, or “DTC,” New York, New York, that the global securities will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depository arrangements with respect to the global securities. The prospectus supplement will describe additional or differing terms of the depository arrangement involving any series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole holder of the debt securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security:

•	will not be entitled to have debt securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities in the form of a certificate; and

•	will not be considered the record owners or holders of debt securities under the indenture.

The laws of some states require that purchasers of securities take physical delivery of the securities in certificated form. These laws may limit the transferability of beneficial interests in a global security.

Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and the Operating Partnership does not appoint a successor depository within 90 days;

•	an event of default under the indenture with respect to the debt securities has occurred and is continuing and the beneficial owners representing a majority in principal amount of the debt securities represented by the global security advise DTC to cease acting as depository; or

•	the Operating Partnership determines at any time that all debt securities of a series will no longer be represented by a global security.

We obtained the following information concerning DTC and its book-entry system from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy of this information.

DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., which is DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered debt security certificate will be issued for each issue of debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others, including securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants’ records. A beneficial owner of debt securities will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, any certificate representing debt securities that is deposited with DTC is registered in the name of its nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the certificate with DTC and its registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the certificate representing the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to the Operating Partnership as soon as possible after the record date. The omnibus proxy assigns Cede &Co.’s consenting or voting rights to those direct participants identified on a list attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Operating Partnership or paying agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the paying agent, or the Operating Partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Operating Partnership or paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner will give notice of any option to elect to have its debt securities repaid or redeemed by the Operating Partnership, through its participant, to the trustee, and will effect delivery of the debt securities by causing the direct participant to transfer the participant’s interest in the global security or securities representing the debt securities, on DTC’s records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or notice of redemption will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records.

DTC may discontinue providing its services as depository with respect to a series of debt securities at any time by giving reasonable notice to the Operating Partnership or the paying agent. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

The Operating Partnership may decide to discontinue use of the system of book-entry-only transfers through DTC or a successor securities depository. In that event, debt security certificates will be printed and delivered to DTC.

Unless stated otherwise in the applicable prospectus supplement, any underwriters, dealers or agents with respect to any series of debt securities issued as global securities will be direct participants in DTC.

None of the Operating Partnership, Duke Realty, any underwriter, dealer or agent, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to these beneficial interests.

Any additional or different terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

DESCRIPTION OF PREFERRED STOCK

General

Under Duke Realty’s articles of incorporation, the board of directors is authorized to issue up to 5 million shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions that they may fix or designate without any further vote or action by Duke Realty’s shareholders. As of December 31, 2014, there were no outstanding shares of preferred stock.

Terms

When Duke Realty issues shares of preferred stock, those shares will be fully paid and non-assessable. The preferred stock will not have any preemptive rights.

The specific terms of any new series of preferred stock offered will be reflected in an amendment to Duke Realty’s articles of incorporation. A prospectus supplement will describe these specific terms, including:

•	the title and stated value;

•	the number of shares, liquidation preference and offering price;

•	the dividend rate, dividend periods and payment dates;

•	the date on which dividends begin to accrue or accumulate;

•	any auction and remarketing procedures;

•	any retirement or sinking fund requirement;

•	the price and the terms and conditions of any redemption right;

•	the price and the terms and conditions of any conversion or exchange right;

•	any listing on any securities exchange;

•	whether interests will be represented by depositary shares;

•	any voting rights;

•	the relative ranking and preferences as to dividends, liquidation, dissolution or winding up;

•	any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Rank

Unless otherwise described in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or winding up:

•	senior to Duke Realty’s common stock and to all other equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by Duke Realty which by their terms rank on a parity with the preferred stock; and

•	junior to all equity securities issued by Duke Realty which by their terms rank senior to the preferred stock.

Dividends

If declared by Duke Realty’s board of directors, preferred shareholders will be entitled to receive cash dividends at the rate set forth in the prospectus supplement. Duke Realty will pay dividends to shareholders of record on the record date fixed by Duke Realty’s board of directors.

The prospectus supplement will specify whether dividends on any series of preferred stock are cumulative or non-cumulative. If dividends are cumulative, they will be cumulative from the date set forth in the prospectus supplement. If dividends are non-cumulative and Duke Realty’s board of directors does not declare a dividend payable on a dividend payment date, then the holders of that series will have no right to receive a dividend, and Duke Realty will have no obligation to pay an accrued dividend later for the missed dividend period, whether or not the board of directors declares dividends on the series on any future date.

If any preferred stock is outstanding, Duke Realty will not declare or pay dividends on, or redeem, purchase or otherwise acquire any shares of, its common stock or any capital stock ranking junior to a series of preferred stock, other than dividends paid in or conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

•	if the series of preferred stock has cumulative dividends, Duke Realty has declared and paid full cumulative dividends for all past and current dividend periods or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series; or

•	if the series of preferred stock does not have cumulative dividends, Duke Realty has declared and paid full dividends for the current dividend period or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series.

When Duke Realty does not pay dividends on shares of more than one series of preferred stock ranking in parity as to dividends in full (or has not reserved a sufficient sum for full payment), all of these dividends will be declared on a pro rata basis so that the amount of dividends declared per share in each series will in all cases bear the same ratio of accrued dividends owed. These pro rata payments per share will not include interest, nor will those payments include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.

Redemption

If specified in the applicable prospectus supplement, Duke Realty will have the right to redeem all or any part of the preferred stock in each series at its option, or the preferred stock will be subject to mandatory redemption. The redemption price may be payable in cash or other property.

If the series of preferred stock is subject to mandatory redemption, then the prospectus supplement will specify:

•	the number of shares Duke Realty will redeem in each year;

•	the date after which Duke Realty may or must commence the redemption; and

•	the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.

Duke Realty will not redeem less than all of a series of preferred stock, or purchase or acquire any shares of a series of preferred stock, other than conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

•	if the series of preferred stock has cumulative dividends, Duke Realty has declared and paid full cumulative dividends for all past and current dividend periods for this series or declared and reserved funds for payment; or

•	if the series of preferred stock does not have cumulative dividends, Duke Realty has declared and paid full dividends for the current dividend period or declared and reserved funds for payment.

Duke Realty may, however, purchase or acquire preferred stock of any series to preserve its status as a REIT, pursuant to an offer made on the same terms to all holders of preferred stock of that series or pursuant to open market purchases.

If Duke Realty redeems fewer than all outstanding shares of preferred stock of any series, it will determine the number of shares to be redeemed and whether it will redeem shares on a pro rata basis by shares held or shares requested to be redeemed or by lot in a manner determined by Duke Realty.

Duke Realty will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place to surrender certificates for payment of the redemption price;

•	that dividends on the shares redeemed will cease to accumulate on the first calendar day after the redemption date; and

•	the date upon which any conversion rights will terminate.

If Duke Realty redeems fewer than all outstanding shares of a series of preferred stock, the notice also will specify the number of shares Duke Realty will redeem from each holder. If Duke Realty gives notice of redemption and has set aside sufficient funds necessary for the redemption in trust for the benefit of stock it will redeem, then Dividends will cease to accumulate on the first calendar day after the redemption date and all rights of the holders of the shares will terminate on the redemption date, except the right to receive the redemption price. If the board of directors declares a dividend payable after the redemption date with a record date prior to or on the redemption date, such dividend shall only accumulate up to and including the redemption date.

Liquidation Preference

If Duke Realty liquidates, dissolves or winds up its affairs, then holders of each series of preferred stock will receive out of Duke Realty’s legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before Duke Realty makes any distributions to holders of its common stock or any other capital stock ranking junior to the preferred stock. Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of Duke Realty’s remaining assets. In the event that Duke Realty’s assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding preferred stock and all other classes or series of its capital stock ranking on a parity with its preferred stock, then Duke Realty will distribute its assets to those holders in proportion to the full liquidating distributions to which they would otherwise have received.

After Duke Realty has paid liquidating distributions in full to all holders of its preferred stock, it will distribute its remaining assets among holders of any other capital stock ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, a consolidation or merger of Duke Realty with any other corporation or entity, or a sale, lease or conveyance of all or substantially all of Duke Realty’s property or business, does not constitute a liquidation, dissolution or winding up of Duke Realty’s affairs.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or in the prospectus supplement or as otherwise required by law.

Whenever Duke Realty has not paid dividends on any shares of preferred stock for six or more quarterly periods, the holders of such shares may vote, separately as a class with all other series of preferred stock on which Duke Realty has not paid dividends, for the election of two additional directors of Duke Realty. In this event, Duke Realty’s board of directors will be increased by two directors. The holders of record of at least 10% of any series of preferred stock on which Duke Realty has not paid dividends may call a special meeting to elect these additional directors unless Duke Realty receives the request less than 90 days before the date of the next annual or special meeting of shareholders. Whether or not the holders call a special meeting, the holders of a series of preferred stock on which Duke Realty has not paid dividends may vote for the additional directors at the next annual meeting of shareholders and at each subsequent annual meeting until:

•	if the series of preferred stock has a cumulative dividend, Duke Realty has fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or Duke Realty has declared the unpaid dividends and set apart a sufficient sum for their payment; or

•	if the series of preferred stock does not have a cumulative dividend, Duke Realty has fully paid four consecutive quarterly dividends, or Duke Realty has declared the dividends and set apart a sufficient sum for their payment.

Unless the prospectus supplement provides otherwise, Duke Realty cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of each series of preferred stock:

•	authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the series of preferred stock as to dividends or liquidation distributions;

•	reclassify any authorized capital stock into shares ranking senior to the series of preferred stock as to dividends or liquidation distributions;

•	issue any obligation or security convertible into or evidencing the right to purchase any share ranking senior to the series of preferred stock as to dividends or liquidation distributions; or

•	amend, alter or repeal any provision of Duke Realty’s articles of incorporation, whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred stock.

For these purposes, the following events do not materially and adversely affect a series of preferred stock:

•	an increase in the amount of the authorized shares of preferred stock;

•	the creation or issuance of any other series of preferred stock; or

•	an increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions.

The holders of a series of preferred stock will have no voting rights, however, if Duke Realty redeems or calls for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

Under Indiana law, holders of each series of preferred stock are entitled to vote as a class upon any proposed amendment to Duke Realty’s articles of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such series;

•	effect an exchange or reclassification of all or part of the shares of the series into shares of another series;

•	effect an exchange or reclassification or create the right of exchange of all or part of the shares of another class or series into shares of the series;

•	change the designation, rights, preferences or limitations of all or a part of the shares of the series;

•	change the shares of all or part of the series into a different number of shares of the same series;

•	create a new series having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the series;

•	increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

•	limit or deny an existing preemptive right of all or part of the shares of the series; or

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series.

Conversion Rights

If any series of preferred stock is convertible into common stock, the prospectus supplement will describe the following terms:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price or manner by which Duke Realty will calculate the conversion price;

•	the conversion period;

•	whether conversion will be at the option of the holders of the preferred stock or Duke Realty;

•	any events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the series of preferred stock.

Shareholder Liability

Indiana law provides that no shareholder, including holders of preferred stock, will be personally liable for Duke Realty’s acts and obligations except that a shareholder may become personally liable by reason of the shareholder’s own acts or conduct.

Change of Control Provisions

As discussed below under “Description of Common Stock – Change of Control Provisions,” Duke Realty’s articles of incorporation contain provisions which may discourage certain types of transactions involving an actual or threatened change of control.

Restrictions on Ownership

As discussed below under “Description of Common Stock – Restrictions on Ownership,” for Duke Realty to qualify as a REIT, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. As a result, Duke Realty’s articles of incorporation provide generally for certain restrictions on transfer of Duke Realty’s issued and outstanding capital stock. The amendment to Duke Realty’s articles of incorporation designating the terms of each series of preferred stock may contain additional provisions restricting the ownership and transfer of the preferred stock. The prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Limitations of Liability and Indemnification of Directors and Officers

Indiana law and Duke Realty’s articles of incorporation generally exculpate each director and officer in actions by Duke Realty or by its shareholders in derivative actions from liability, except as described below under “Description of Common Stock — Limitation of Liability and Indemnification of Directors and Officers.”

Transfer Agent

The prospectus supplement will identify the transfer agent for the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

General

Duke Realty may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. Duke Realty will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Duke Realty, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after Duke Realty issues and delivers preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.

If a distribution on the preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible, the depositary, with Duke Realty’s approval, may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Stock

Unless Duke Realty has previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred stock and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

Whenever Duke Realty redeems shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares with funds it receives from Duke Realty for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the dated fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If Duke Realty intends to redeem less than all of the underlying preferred stock, Duke Realty and the depositary will select the depositary shares to be redeemed on as nearly a pro rata basis as practicable without creating fractional depositary shares or by any other equitable method determined by Duke Realty that preserves its REIT status. All dividends relating to the shares of preferred stock called for redemption will cease to accrue on the first calendar day after the redemption date.

On the redemption date:

•	Duke Realty and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

•	all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder’s depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of Duke Realty’s liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.

Conversion of Preferred Stock

Depositary shares will not themselves be convertible into common stock or any other securities or property of Duke Realty. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of Duke Realty’s preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, Duke Realty will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. Duke Realty will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, Duke Realty will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

Duke Realty and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, Duke Realty and the depositary may not make any amendment that:

•	would materially and adversely alter the rights of the holders of depositary shares; or

•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

Duke Realty may terminate a deposit agreement upon not less than 30 days’ prior written notice to the depositary if:

•	the termination is necessary to preserve Duke Realty’s REIT status; or

•	a majority of each series of preferred stock affected by the termination consents to the termination.

Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares. If Duke Realty terminates a deposit agreement to preserve its status as a REIT, then Duke Realty will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

In addition, a deposit agreement will automatically terminate if:

•	Duke Realty has redeemed all underlying preferred stock subject to the agreement;

•	a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each share of the underlying preferred stock has been converted into other capital stock of Duke Realty not represented by depositary shares.

Expenses of a Preferred Stock Depositary

Duke Realty will pay all transfer and other taxes and governmental charges and expenses arising in connection with a deposit agreement. In addition, Duke Realty will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to Duke Realty notice of its election to resign. Duke Realty may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. Duke Realty will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares any reports and communications from Duke Realty with respect to the underlying preferred stock.

Neither the depositary nor Duke Realty will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of Duke Realty and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Duke Realty nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.

Duke Realty and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

In the event a depositary receives conflicting claims, requests or instructions from Duke Realty and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from Duke Realty.

Depositary

The prospectus supplement will identify the depositary for the depositary shares.

Listing of the Depositary Shares

The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF COMMON STOCK

The following description of shares of our common stock, par value $.01 per share, is a summary only and is subject to applicable provisions of the Indiana Business Corporation Law and to our articles of incorporation and bylaws. You should refer to, and read this summary together with, our articles of incorporation and bylaws to review all of the terms of our common stock.

General

Duke Realty’s authorized capital stock includes 600 million shares of common stock, $.01 par value per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of common stock have no preemptive rights.

Holders of common stock have no right to cumulative voting for the election of directors. Consequently, because each member of Duke Realty’s board of directors serves only a one-year term, a majority of the shareholders present in person or represented by proxy and entitled to vote are able to elect all of the directors at each annual shareholders’ meeting.

Duke Realty’s shares of common stock currently outstanding are listed on the New York Stock Exchange under the symbol “DRE.” Duke Realty will apply to the New York Stock Exchange to list additional shares of common stock to be sold pursuant to any prospectus supplement, and Duke Realty anticipates that any such shares will be listed on the New York Stock Exchange.

All shares of common stock issued will be duly authorized and issued, fully paid, and non-assessable. Distributions may be paid to the holders of common stock if and when declared by Duke Realty’s board of directors out of funds legally available for such distributions.

Duke Realty’s shareholders are entitled to share ratably in its assets legally available for distribution to shareholders in the event of its liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of its known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Duke Realty’s stock that may then be outstanding and to the provisions of its articles of incorporation regarding restrictions on transfer of Duke Realty stock to preserve its status as a REIT for federal income tax purposes.

Holders of Duke Realty’s shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Duke Realty’s securities. Duke Realty’s board of directors may issue additional shares of common stock without the approval of Duke Realty’s shareholders.

Under Indiana law, shareholders are generally not liable for Duke Realty’s debts or obligations. If Duke Realty is liquidated, after payment or provision for all of Duke Realty’s known debts and liabilities and any preferential distributions required to be made to holders of preferred stock, each outstanding share of common stock will be entitled to participate on a pro rata basis in the remaining assets.

Dividends

Holders of Duke Realty’s shares of common stock are entitled to receive dividends only when, as and if approved by Duke Realty’s board of directors out of assets legally available for the payment of dividends. Please see “Federal Income Tax Considerations — Taxation of U.S. Shareholders” for a description of the tax effect of dividends and distributions to Duke Realty’s shareholders, and the dividend requirements that Duke Realty must satisfy to maintain its status as a REIT. Duke Realty intends to continue to pay quarterly dividends.

Change of Control Provisions

Under Indiana law, shareholders holding a majority of the shares voting must approve any transaction pursuant to which Duke Realty would merge with another entity or would sell all or substantially all of its assets. Duke Realty’s articles of incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control, including:

•	a requirement that certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of Duke Realty’s capital stock:

•	be approved by a vote of the holders of 80% of the issued and outstanding shares of Duke Realty’s capital stock;

•	be approved by three-fourths of the continuing directors; or

•	provide for payment to shareholders for their shares of at least a specified price;

•	a requirement that any amendment or alteration of certain provisions of the articles of incorporation affecting change of control be approved by the holders of 80% of Duke Realty’s issued and outstanding capital stock; and

•	a limitation that directors may be removed only for “cause” and only with the affirmative vote of at least a majority of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

The partnership agreement for the Operating Partnership also contains provisions that could discourage transactions involving an actual or threatened change of control of Duke Realty, including:

•	a requirement that holders of at least 90% of the outstanding partnership units held by Duke Realty and other unit holders approve any voluntary sale, exchange, merger, consolidation or other disposition of all or substantially all of the assets of the Operating Partnership in one or more transactions other than a disposition occurring upon a financing or refinancing of the Operating Partnership;

•	a restriction against any assignment or transfer by Duke Realty of its interest in the Operating Partnership; and

•	a requirement that holders of more than 90% of the partnership units approve:

•	any merger, consolidation or other combination of Duke Realty with another entity, unless after the transaction substantially all of the assets of the surviving entity are contributed to the Operating Partnership in exchange for units;

•	any sale of all or substantially all of Duke Realty’s assets; or

•	any reclassification or recapitalization or change of outstanding shares of common stock other than certain changes in par value, stock splits, stock dividends or combinations.

Duke Realty’s directors who are not officers or employees and who do not hold partnership units will vote on these matters.

Restrictions on Ownership

For Duke Realty to qualify as a REIT under the Internal Revenue Code:

•	no more than 50% in value of Duke Realty’s outstanding stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities) at any time during the last half of a taxable year; and

•	Duke Realty’s stock must be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of a shorter taxable year.

Because Duke Realty expects to continue to qualify as a REIT, its articles of incorporation contain restrictions intended to ensure compliance with these requirements. Subject to certain exceptions detailed below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of Duke Realty’s outstanding common stock. We refer to these restrictions, collectively, as the “ownership limit.”

Duke Realty’s board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish or increase a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, Duke Realty’s board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to the board of directors as it may deem necessary or advisable to determine or ensure Duke Realty’s status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, the board of directors may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of Duke Realty’s stock then outstanding or Duke Realty would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of Duke Realty’s stock is in excess of the decreased ownership limit until the person or entity’s ownership equals or falls below the decreased ownership limit, but any further acquisition of Duke Realty stock will be subject to the decreased ownership limit.

Duke Realty’s articles of incorporation also prohibit:

•	any person from beneficially or constructively owning shares of stock that would result in Duke Realty being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause Duke Realty to fail to qualify as a REIT; and

•	any person from transferring shares of Duke Realty stock if the transfer would result in shares of Duke Realty’s stock being beneficially owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Duke Realty stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer, and any person who is the intended transferee of shares of Duke Realty stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on Duke Realty’s status as a REIT. The provisions of Duke Realty’s articles of incorporation, relating to the restrictions on ownership and transfer of Duke Realty stock will not apply if the board of directors determines that compliance is no longer required in order for Duke Realty to qualify as a REIT.

Any attempted transfer of Duke Realty stock that, if effective, would result in Duke Realty’s stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of Duke Realty stock that, if effective, would result in a violation of the ownership limit (or other limit established by our articles of incorporation or the board of directors), Duke Realty being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or Duke Realty otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our articles of incorporation or the board of directors), Duke Realty being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or Duke Realty otherwise failing to qualify as a REIT will be null and void.

Shares of Duke Realty stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any such shares held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to such shares held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Indiana law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of Duke Realty stock in our articles of incorporation. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•	the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, which will generally be the last sales price reported on the NYSE, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the market price on the date we accept, or our designee accepts, such offer.

Duke Realty may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of Duke Realty stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of Duke Realty stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on Duke Realty’s status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of Duke Realty stock and any person or entity (including the shareholder of record) who is holding shares of Duke Realty stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

Any certificated shares of Duke Realty stock will bear a legend referring to the restrictions described above.

Limitations of Liability and Indemnification of Directors and Officers

Indiana law and Duke Realty’s articles of incorporation generally exculpate each director and officer in actions by Duke Realty or by its shareholders in derivative actions from liability, except in the case of:

•	any breach of the director’s duty of loyalty to Duke Realty or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	voting for or assenting to an unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

The articles of incorporation also provide that Duke Realty will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Indiana law. Indiana law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party, so long as:

•	the individual’s conduct was in good faith;

•	the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests and, in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, the individual either had reasonable cause to believe the individual’s conduct was lawful or had no reasonable cause to believe the individual’s conduct was unlawful.

We believe that the exculpation and indemnification provisions in Duke Realty’s articles of incorporation help induce qualified individuals to agree to serve as officers and directors of Duke Realty by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in Duke Realty’s articles of incorporation and Indiana law give you a more limited right of action than you otherwise would have in the absence of such provisions. Duke Realty also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by Duke Realty’s directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over Duke Realty against liabilities arising under the Securities Act. Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Shareholder Liability

Indiana law provides that no shareholder, including holders of common stock, will be personally liable for Duke Realty’s acts and obligations except that a shareholder may become personally liable by reason of the shareholder’s own acts or conduct.

Registrar and Transfer Agent

The registrar and transfer agent for the common stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF WARRANTS

General

Duke Realty may issue warrants to purchase preferred stock, depositary shares, common stock or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. Duke Realty will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of the warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which we will issue the warrants;

•	any applicable anti-dilution provisions to adjust the number of shares to be delivered upon exercise of warrants to purchase common stock;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants, as well as related adjustment provisions affecting that exercise price;

•	the dates on which the right to exercise the warrants will commence and expire;

•	whether we will issue the warrants in registered or bearer form;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock, common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of Indiana.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

Duke Realty may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to it, and obligating it to purchase from or sell to the holders, a specified or variable number of shares of Duke Realty’s capital stock at a future date or dates. The price per share of capital stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula contained in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. Duke Realty may issue the stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be entered into separately or as a part of units consisting of a stock purchase contract and a beneficial interest in debt securities, debt obligations of third parties, including U.S. Treasury securities, other stock purchase contracts or shares of our capital stock securing the holders’ obligations under the stock purchase contracts to purchase or to sell the shares of our capital stock. The stock purchase contracts may require Duke Realty to make periodic payments to holders hereunder and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner. The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, Duke Realty’s common stock or preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock or depositary shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the specific terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement is a general summary and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

Duke Realty may issue units comprised of one or more of the securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as debt securities of the Operating Partnership or U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe, among other things:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units and the securities comprising those units. The preceding description and any description of units in the applicable prospectus supplement is a summary and is subject to, and is qualified in its entirety by, reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax consequences relating to the taxation of us as a REIT and to the purchase, ownership and disposition of our common stock.

If we offer one or more additional series of preferred stock or the Operating Partnership offers one or more additional series of debt securities, the prospectus supplement will include information about any additional material federal income tax consequences to holders of those shares of preferred stock or debt securities.

Because this summary is intended only to address material federal income tax consequences relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending upon your particular tax situation;

•	special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary generally does not address state, local or non-U.S. tax considerations;

•	this summary deals only with shareholders that hold our stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	we do not intend this discussion to be, and you should not construe it as, tax advice.

You should review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of our stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

We base the information in this section on the current Internal Revenue Code, current final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of Our Company as a REIT

We believe that, commencing with our taxable year ended December 31, 1986, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and to operate in such a manner. However, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and the holders of its common stock. These laws are highly technical and complex.

Federal Income Taxation of Our Company

If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is timely distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions to its shareholders, substantially eliminating the federal “double taxation” on earnings (once at the corporate level when earned and once again at the shareholder level when distributed) that usually results from investment in a corporation. Nevertheless, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on our undistributed “REIT taxable income,” including undistributed net capital gains.

Second, under some circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference.

Third, if we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

Fourth, if we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

Fifth, if we should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because we have met other requirements, we will be subject to a 100% tax on the greater of the amount by which the 75% gross income test was not satisfied or the amount by which the 95% gross income test was not satisfied, in each case, multiplied by a fraction intended to reflect our profitability.

Sixth, if we fail to satisfy any of the asset tests (described below) or any of the REIT qualification requirements other than the gross income and asset tests and such failure is due to reasonable cause, we may avoid disqualification as a REIT by, among other things, paying a penalty of $50,000 or more in certain cases.

Seventh, if we fail to distribute during each year at least the sum of

•	85% of our ordinary income for such year,

•	95% of our capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.

Eighth, if we should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction, no election is made for the transaction to be currently taxable, and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, we generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that we recognize at the time of the disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, the “Built-in Gains Tax.”

We own direct or indirect interests in a number of taxable REIT subsidiaries, such as Duke Realty Construction, Inc. Our “taxable REIT subsidiaries” are corporations in which Duke Realty directly or indirectly owns stock and that elect, together with us, to be treated as our taxable REIT subsidiaries. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary may perform certain tenant services without causing us to receive impermissible tenant services income under the REIT gross income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, the Internal Revenue Code may limit the ability of a taxable REIT subsidiary to deduct interest payments made to us. In addition, we must pay a 100% tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants, and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries make interest and other payments to Duke Realty and to third parties in connection with activities related to our properties. We cannot assure you that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, we cannot assure you that the IRS might not seek to impose the 100% tax on services performed by taxable REIT subsidiaries for our tenants, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

As noted above, we are subject to a 100% penalty tax on income from prohibited transactions (generally, income derived from the sale of property primarily held for sale to customers in the ordinary course of business). The Internal Revenue Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. Any foreign currency gain (as defined in Section 988(b)(1) of the Internal Revenue Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Internal Revenue Code) will be taken into account in determining the amount of income subject to the 100% penalty tax.

Requirements For Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for application of the REIT rules;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

•	that has at least 100 persons as beneficial owners;

•	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

•	that files an election or continues such election to be taxed as a REIT on its return for each taxable year;

•	that uses the calendar year as its taxable year; and

•	that satisfies the gross income tests, the asset tests, and the distribution tests, described below.

The Internal Revenue Code provides that REITs must satisfy all of the first four preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth requirement, the beneficiaries of a pension or profit-sharing trust described in Section 401(a) of the Internal Revenue Code, and not the pension or profit-sharing trust itself, are treated as REIT shareholders. We will be treated as having met the sixth requirement if we comply with certain Treasury Regulations for ascertaining the ownership of our stock for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Our articles of incorporation currently include restrictions regarding transfer of our stock that assist us in continuing to satisfy the fifth and sixth of these requirements.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in some states.

A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s income, in both cases being based on its relative capital interest in the partnership. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

Gross Income Tests. In order to maintain qualification as a REIT, we must satisfy two gross income requirements. First, we must derive, directly or indirectly, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities.

Any income from (i) a hedging transaction that is clearly and timely identified and that hedges indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) a clearly and timely identified transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income that would qualify under a 75% or the 95% gross income tests, will not constitute gross income (rather than being treated either as qualifying income or non-qualifying income) for purposes of the 75% and the 95% gross income tests. Income from such transactions that does not meet these requirements will be treated as non-qualifying income for purposes of the 75% and the 95% gross income tests. Any income from foreign currency gain that is “real estate foreign exchange gain” as defined in the Internal Revenue Code will not constitute gross income for purposes of the 75% gross income tests. “Real estate foreign exchange gain” includes foreign currency gains attributable to (i) any item of income or gain that would qualify under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property, (iv) remittances from qualified business units that meet the 75% gross income test for the taxable year and the 75% asset test at the close of each quarter, and (v) any other foreign currency gain as determined by the Internal Revenue Service. Other foreign currency gain, if such currency gain is “passive foreign exchange gain” as defined in the Internal Revenue Code, will not constitute gross income for purposes of the 95% gross income test (but will be treated as income that does not qualify under the 75% gross income test). “Passive foreign exchange gain” includes foreign currency gains attributable to (i) real estate foreign exchange gain, (ii) any item of income or gain that would qualify under the 95% gross income test, (iii) the acquisition or ownership of obligations, (iv) becoming or being the obligor under the obligations, and (v) any other foreign currency gain as determined by the Internal Revenue Service.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, “rents from real property” generally excludes any amount received directly or indirectly from any tenant if we, or an owner of 10% of more of our outstanding stock, directly or constructively, own 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a “related party tenant.” Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom we do not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as “rents from real property.”

We do not currently charge and do not anticipate charging rent that is based in whole or in part on the income or profits of any person. We also do not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

The Operating Partnership does provide some services with respect to the properties. We believe that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the Operating Partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

We, including the Operating Partnership, receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees, to the extent paid with respect to the portion of these properties not owned, directly or indirectly, by us, will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

If we fail to satisfy the 75% gross income test or the 95% gross income test for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Internal Revenue Code. This relief provision generally will be available if:

•	Our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	We file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests.

We cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

Asset Tests. At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

•	At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

•	No more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.

•	Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset test:

•	the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the value of the outstanding securities of any one issuer.

•	No more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Certain types of securities are disregarded as securities for purposes of the 10% value limitation discussed above including, (i) straight debt securities (including straight debt that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a “security” for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. Special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

We believe that the aggregate value of our securities issued by our taxable REIT subsidiaries does not exceed 25% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that the value of the securities, including debt, of any such issuer owned (or treated as owned) by us does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

After the 30-day cure period, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause that are larger than this amount, a REIT may avoid disqualification as a REIT after the 30-day cure period, if such failure was due to reasonable cause and not due to willful neglect, by taking certain steps, including the disposition of sufficient assets within the six-month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

Annual Distribution Requirements

To qualify for taxation as a REIT, the Internal Revenue Code requires that we make distributions (other than capital gain distributions) to our shareholders in an amount at least equal to (a) the sum of: (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and (2) 90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

We generally must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if the dividends satisfy one of the following two sets of criteria:

•	We declare the dividends in October, November or December, the dividends are payable to shareholders of record on a specified date in such a month, and we actually pay the dividends during January of the subsequent year; or

•	We declare the dividends before we timely file our federal income tax return for such year, we pay the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

Even if we satisfy the foregoing distribution requirements, we will be subject to tax thereon to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted. Furthermore, if we fail to distribute at least the sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

In addition, if during the 10-year recognition period, we dispose of any asset subject to the Built-in Gains Tax Rules described above, we must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax we paid. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to satisfy the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to satisfy the distribution requirement or avoid such income or excise taxation.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between us and an IRS district director, or, an amendment or supplement to our federal income tax return for the applicable tax year, we may be able to rectify any resulting failure to satisfy the 90% annual distribution requirement by paying “deficiency dividends” to shareholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend we subsequently paid to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure To Qualify

A violation of a REIT requirement other than the gross income tests or the asset tests will not cause us to lose our qualification as a REIT if the violation is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the provision. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In that event, to the extent of our positive current and accumulated earnings and profits, distributions to shareholders will be dividends, generally taxable at long-term capital gains tax rates (as described below), subject to certain limitations of the Internal Revenue Code, and corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our REIT qualification. We cannot state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Shareholders

As used in this prospectus, the term “U.S. Shareholder” means a holder of our stock that, for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate, the income of which is subject to federal income taxation regardless of its source;

•	is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	is an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

For U.S. federal income tax purposes, income earned through an entity that is classified as a partnership for U.S. federal income tax purposes, regardless of where it was organized, is generally attributed to its partners. Accordingly, the U.S. federal income tax treatment of a partner in a partnership that holds our stock will generally depend on the status of the partner and the activities of the partnership. Prospective shareholders that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of our stock.

For any taxable year for which we qualify for taxation as a REIT, taxable U.S. Shareholders will be taxed as discussed below.

Distributions Generally. Distributions to U.S. Shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Shareholders. These distributions are not eligible for the dividends-received deduction for corporations. Certain “qualified dividend income” received by U.S. non-corporate shareholders is subject to tax at the same tax rates as long-term capital gain (with a current maximum rate of 20%). Dividends received from REITs, however, generally are not eligible for these reduced rates and, therefore, will continue to be subject to tax at ordinary income rates (with a current maximum rate of 39.6%), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends received from a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

To the extent that we make a distribution in excess of our positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Shareholder’s stock, and then any distribution in excess of such basis will be taxable to the U.S. Shareholder as gain realized from the sale of its stock.

Dividends we declare in October, November or December of any year payable to a U.S. Shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Capital Gain Dividends. Distributions to U.S. Shareholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Shareholder has held his or her stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

We may elect to retain and pay income tax on net long-term capital gain that we received during the tax year. In this instance, U.S. Shareholders will include in their income their proportionate share of the undistributed long-term capital gains as we designated. The U.S. Shareholders will also be deemed to have paid their proportionate share of the tax, which would be credited against such shareholders’ U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Shareholders’ shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

Any long-term capital gain generally will be taxed to a non-corporate taxpayer at a maximum rate of 20%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions we designate as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gains rates (currently at a maximum rate of 20%) or at the 25% rate applicable to unrecaptured depreciation.

Passive Activity Loss and Investment Interest Limitations. Distributions from us and gain from the disposition of our stock will not be treated as passive activity income, and, therefore, U.S. Shareholders will not be able to apply any “passive losses” against such income. Dividends from us (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our stock or capital gain dividends generally will be excluded from investment income unless the U.S. Shareholder elects to have the gain taxed at ordinary income rates. Shareholders are not allowed to include on their own federal income tax returns any tax losses that we incur.

Dispositions of Shares. In general, U.S. Shareholders will realize capital gain or loss on the disposition of our stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that shareholder’s adjusted basis in the stock. This gain or loss will be a capital gain or loss if the U.S. Shareholder has held the shares as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if the shareholder has held the asset for more than one year, it will produce long-term capital gain) and the shareholder’s tax bracket (the maximum rate for non-corporate taxpayers currently being 20%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of our stock that would correspond to our “unrecaptured Section 1250 gain.” Shareholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of stock that the shareholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Unearned Income Medicare Tax. High-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. U.S. Shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Treatment of Tax-Exempt Shareholders. Distributions from us to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute “unrelated business taxable income,” which we refer to as “UBTI,” unless the shareholder has borrowed to acquire or carry its stock or has used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Qualified trusts that hold more than 10% (by value) of the shares of a “pension-held REIT” may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as such for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code.

Special Tax Considerations For Non-U.S. Shareholders

In general, non-U.S. Shareholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Shareholders whose income from their investments in us is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

Distributions by us that are not attributable to gain from the sale or exchange by us of a “United States real property interest” and that we do not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Shareholder’s basis in its stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of stock.

Distributions by us with respect to our common stock that are attributable to gain from the sale or exchange of a United States real property interest will be treated as ordinary dividends (taxed as described above) to a non-U.S. Shareholder as long as our common stock is “regularly traded” on an established securities market if the non-U.S. Shareholder did not own more than 5% of such class of stock at any time during the one-year period preceding the distribution. Capital gain dividends distributed to a non-U.S. Shareholder that held more than 5% of our common stock in the year preceding the distribution will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Such distributions are taxed to a non-U.S. Shareholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Shareholder will be required to report such gains on U.S. federal income tax returns and will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.

Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of our stock generally should be treated with respect to non-U.S. Shareholders in the same manner as actual distributions by us of capital gain dividends.

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Shareholders, and remit to the IRS, 30% of ordinary dividends paid out of earnings and profits. Special withholding rules apply to capital gain dividends that are not recharacterized as ordinary dividends. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Shareholder exceeds the shareholder’s United States tax liability, the non-U.S. Shareholder may file for a refund of such excess from the IRS.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Shareholder unless:

•	a lower treaty rate applies and the non-U.S. Shareholder files with us an IRS Form W-8BEN, W-8BEN-E or other applicable form evidencing eligibility for that reduced treaty rate;

•	the non-U.S. Shareholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Shareholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

Unless our stock constitutes a “United States real property interest” within the meaning of FIRPTA, a sale of our stock by a non-U.S. Shareholder generally will not be subject to federal income taxation. Our stock will not constitute a United States real property interest if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Shareholders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, that the sale of our stock will not be subject to taxation under FIRPTA. However, because our stock will be publicly traded, we cannot assure you that we will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Shareholder’s sale of our stock would be subject to tax under FIRPTA as a sale of a United States real property interest unless the stock were “regularly traded” on an established securities market (such as the New York Stock Exchange) on which the stock will be listed and the selling shareholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our stock is not a United States real property interest, a nonresident alien individual’s gains from the sale of stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S.-source capital gains.

A purchaser of our stock from a non-U.S. Shareholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is “regularly traded” on an established securities market. Otherwise, the purchaser of our stock from a non-U.S. Shareholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. Our common stock currently is traded on the New York Stock Exchange. We believe that we qualify under the regularly traded exception to withholding, but we cannot provide any assurance to that effect.

Withholding at a rate of 30% is required on dividends in respect of, and after December 31, 2016, withholding at a rate of 30% will be required on gross proceeds from the sale of shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our common stock is held may affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2016, gross proceeds from the sale of, our common stock held by an investor that is a passive non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.

Upon the death of a nonresident alien individual, that individual’s ownership of our stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

U.S. Shareholders. In general, information reporting requirements will apply to payments of distributions on our stock and payments of the proceeds of the sale of our stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

•	the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

•	a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

•	the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s federal income tax and may entitle the shareholder to a refund, provided that the shareholder furnishes the required information to the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on Duke Realty’s stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Shareholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you should consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Basis and Other Information Reporting. Brokers are subject to information reporting requirements relating to certain transactions involving shares of our capital stock acquired on or after January 1, 2011 by a shareholder other than an exempt recipient (“covered stock”). Specifically, upon the transfer or redemption of shares of covered stock, the broker must report certain information to the shareholder and the IRS, including the adjusted tax basis of the shares and whether any gain or loss recognized on the transfer or redemption is long-term or short-term. Shares of covered stock will be transferred or redeemed on a “first in/first out” basis unless the shareholder identifies specific lots to be transferred or redeemed in a timely manner.

If we take an organizational action such as a stock split, merger, or acquisition that affects the tax basis of shares of covered stock or even make distributions that exceed our current or accumulated earnings and profits, we will report to each shareholder and the IRS (or post on our primary public Web site) a description of the action and the quantitative effect of that action on the tax basis of the applicable shares. Although corporations generally qualify as exempt recipients, an S corporation will not qualify as an exempt recipient with respect to shares of our common stock that the S corporation acquires on or after January 1, 2012. Thus, the transfer or redemption of shares of our capital stock acquired by an S corporation on or after January 1, 2012 will be subject to the reporting requirements discussed above.

Brokers may be subject to transfer statement reporting on certain transactions not otherwise subject to the reporting requirements discussed above (excluding transactions involving shares acquired before January 1, 2011). Transfer statements, however, are issued only between “brokers” and are not issued to shareholders or the IRS.

Shareholders are encouraged to consult their tax advisors regarding the application of the information reporting rules discussed above to their investment in our common stock.

Tax Aspects of the Operating Partnership

General. The Operating Partnership holds substantially all of our investments. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these Operating Partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by the Operating Partnership.

Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners who have contributed interests in appreciated properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and we generally will be allocated only our share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause us to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.

Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the “traditional method” that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. For most property contributions, we, along with the Operating Partnership, have determined to use the “traditional method” for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to shareholders will be comprised of a greater portion of taxable income and less return of capital than if another method for accounting for book-tax differences had been selected. We, along with the Operating Partnership, have not determined which of the alternative methods of accounting for book-tax differences will be elected with respect to properties contributed to the Operating Partnership in the future.

With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code will not apply.

Basis in Operating Partnership Interest. Our adjusted tax basis in our interest in the Operating Partnership generally:

•	will equal the amount of cash and the basis of any other property that we contributed to the Operating Partnership;

•	will increase by our allocable share of the Operating Partnership’s income and our allocable share of debt of the Operating Partnership; and

•	will decrease, but not below zero, by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us, and constructive distributions resulting from a reduction in our share of debt of the Operating Partnership.

If the allocation of our distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that we have an adjusted tax basis in our interest in the Operating Partnership. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed our adjusted tax basis, the excess distributions (including such constructive distributions) constitute taxable income to us. This taxable income normally will be characterized as long-term capital gain if we have held our interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above for non-corporate U.S. Shareholders, to the extent designated by us as a capital gain dividend. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties. Our share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership’s investment objectives.

State and Local Tax

We and our shareholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. The tax treatment of us and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us or the Operating Partnership common stock, preferred stock, depositary shares, warrants, stock purchase contracts, debt securities or units, as applicable, in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or may agree in the future to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The selling securityholders may offer for sale all or some portion of the securities that they hold. To the extent that any of the selling securityholders are broker or dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number and classes of our securities beneficially owned by such selling securityholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

Duke Realty, the Operating Partnership and the selling securityholders may sell the securities offered under this prospectus:

•	through underwriting syndicates represented by one or more managing underwriters;

•	to or through underwriters or dealers;

•	to or through agents;

•	directly to one or more purchasers; or

•	through a combination of any such methods of sale.

Such sales may be made from time to time in one or more transactions at:

•	a fixed price;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

Duke Realty, the Operating Partnership and the selling securityholders will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the securities acquired by the underwriters will be for their own account. The underwriters may resell such securities from time to time in one or more transactions, including, without limitation, negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities if any are purchased.

In connection with the sale of the securities, underwriters may receive compensation from Duke Realty, the Operating Partnership, selling securityholders or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from Duke Realty or the Operating Partnership, and any profit on the resale of the securities they realize, may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from Duke Realty or the Operating Partnership.

We may also make direct sales through subscription rights distributed to our shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to shareholders, if all of the securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers, or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Pursuant to this registration, we intend to provide applicable selling securityholders with freely tradable securities, although the registration of these securities does not necessarily mean that securities will be offered or sold by such selling securityholders under this prospectus.

We will not receive any proceeds from the sale of the securities by the selling securityholders, but in certain cases we may pay fees and expenses relating to the registration or an offering of such securities, such as registration and filing fees, fees and expenses for complying with federal and state securities laws and FINRA rules and regulations, and fees and expenses incurred in connection with a listing, if any, of any of the securities on any securities exchange or association.

The selling securityholders and any dealers or agents that participate in the distribution of such securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the resale of the securities by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

To the extent required, the securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

If we reach an agreement with an underwriter on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the New York Stock Exchange, the existing trading market for Duke Realty’s common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of Duke Realty’s common stock, the amounts underwritten, and the nature of its obligations to take Duke Realty’s common stock will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than Duke Realty’s common stock, which is currently listed on the New York Stock Exchange. We currently intend to list any shares of common stock sold pursuant to this prospectus on the New York Stock Exchange. We may elect to list any series of debt securities, preferred stock or depositary shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.

From time to time, we may engage in transactions with these underwriters, dealers and agents in the ordinary course of business.

If indicated in the prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

LEGAL MATTERS

Legal matters in connection with this offering, including the validity of the offered securities, are being passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and related schedules of Duke Realty Corporation and of Duke Realty Limited Partnership as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014 and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the December 31, 2014 financial statements refer to a change in the method of accounting for Discontinued Operations due to the adoption of FASB ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

$300,000,000

3.375% Senior Notes Due 2027

Joint Book-Running Managers

Barclays	Citigroup	RBC Capital Markets	US Bancorp

Jefferies		SunTrust Robinson Humphrey

Co-Managers

BB&T Capital Markets	J.P. Morgan	Morgan Stanley	Regions Securities LLC
Ramirez & Co. Inc.	Scotiabank	UBS Investment Bank	Wells Fargo Securities

December 5, 2017